MORGAN STANLEY
                             SPECTRUM SERIES







November 2004
Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004 and the Prospectus Supplement dated October 19, 2004.







                                                       Issued: December 31, 2004

[MORGAN STANLEY LOGO OMITTED]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                                     1991      1992        1993         1994       1995       1996       1997      1998        1999
FUND                                   %         %           %            %          %          %          %         %           %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency .............        --        --          --           --         --         --         --         --         --

------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ......        --        --          --         (1.7)      22.8       (3.6)      18.2       16.4        0.8
                                                                       (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ...............      31.2     (14.4)       41.6         (5.1)      23.6        5.3        6.2       14.2       (7.6)
                                    (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum  Strategic ...........        --        --          --          0.1       10.5       (3.5)       0.4        7.8       37.2
                                                                       (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ............        --        --          --         (2.2)      17.6       18.3        7.5       10.2       (7.5)
                                                                       (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                INCEPTION-  COMPOUND
                                                                                                 TO-DATE   ANNUALIZED
                                         2000       2001       2002        2003       2004       RETURN     RETURN
FUND                                       %          %          %           %          %           %          %
----------------------------------------------------------------------------------------------------------------------
Spectrum Currency .............           11.7       11.1       12.2       12.4       (10.0)       40.9      8.1
                                        (6 mos.)                                     (11 mos.)
----------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ......            0.9       (0.3)     (10.1)       6.2        (6.3)       44.9      3.8
                                                                                     (11 mos.)
----------------------------------------------------------------------------------------------------------------------
Spectrum Select ...............            7.1        1.7       15.4        9.6        (5.4)      186.8      8.2
                                                                                     (11 mos.)
----------------------------------------------------------------------------------------------------------------------
Spectrum  Strategic ...........          (33.1)      (0.6)       9.4       24.0         1.2        44.8      3.7
                                                                                     (11 mos.)
----------------------------------------------------------------------------------------------------------------------
Spectrum Technical ............            7.8       (7.2)      23.3       23.0         4.1       135.7      8.9
                                                                                     (11 mos.)
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
NOVEMBER 2004

   Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of November 30, 2004 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.09                13.02%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.49                 1.06%
--------------------------------------------------------------------------------
Spectrum Select             $28.68                 8.40%
--------------------------------------------------------------------------------
Spectrum Strategic          $14.48                 1.36%
--------------------------------------------------------------------------------
Spectrum Technical          $23.57                12.51%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2004 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

      [The following data represents a bar graph in the printed document]

                     MONTH ENDED NOVEMBER 30, 2004   YTD ENDED NOVEMBER 30, 2004

Australian dollar                  1.02                         0.22
British pound                     -1.68                        -3.25
Euro                               4.86                          5.7
Japanese yen                      -0.07                        -7.81
Swiss franc                        2.45                         2.87
Minor  currencies                  6.89                         -1.4

       Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Trading within the currency markets resulted in gains as long positions in a variety of European currencies, particularly the euro and Swiss franc, versus the U.S. dollar profited during the month from a declining U.S. dollar trend. Following the victory of President Bush in the U.S. Presidential Election, the value of the U.S. dollar declined as investors concluded that the Republican Administration was unlikely to strengthen the U.S. dollar through currency market interventions. The U.S. dollar weakened further as the market digested details concerning the staggering U.S. trade and budget deficits, which gave rise to doubts about the strength and sustainability of U.S. economic expansion. Towards the end of the month, the U.S. dollar's value fell to new lows against rival currencies as global central banks, specifically the Bank of Japan and the European Central Bank, implied they would not intervene to support the U.S. dollar by selling foreign currency holdings and purchasing U.S. Treasuries with U.S. dollars.

> Long positions in "Commodity Currencies" (Australian and New Zealand dollars, and South African rand) versus the U.S. dollar provided additional Fund profits as they also benefited from the U.S. dollar's weakness, as well as an increase in gold prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Fund losses for the month occurred in short British pound positions versus the U.S. dollar as the pound's value reversed higher against the U.S. dollar due to the weakening of the U.S. currency for the above-mentioned factors.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

      [The following data represents a bar graph in the printed document]

                  MONTH ENDED NOVEMBER 30, 2004      YTD ENDED NOVEMBER 30, 2004

Currencies                      1.37                          -2.35
Interest Rates                  -0.1                           0.93
Stock Indices                   1.16                           0.44
Energies                       -1.18                           0.31
Metals                          0.33                          -0.97
Agriculturals                  -0.33                          -1.01



       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Trading within the currency markets resulted in gains as long positions in a variety of foreign currencies versus the U.S. dollar profited from a declining U.S. dollar trend. Following the victory of President Bush in the U.S. Presidential Election, the value of the U.S. dollar declined as investors concluded that the Republican Administration was unlikely to strengthen the U.S. dollar through currency market interventions. The U.S. dollar weakened further as the market digested details concerning the U.S. trade and budget deficits. Towards the end of the month, the U.S. dollar's value fell to new lows against rival currencies as global central banks, specifically the Bank of Japan and the European Central Bank, implied they would not intervene to support the U.S. dollar by selling foreign currency holdings and purchasing U.S. Treasuries with U.S. dollars.

> Within the global equity index sector, gains resulted from long positions in European and U.S. stock index futures as equity prices finished the month higher. Early in the month, market prices rallied following a victory by President Bush in the U.S. Presidential Election. Prices continued to advance in response to a decline in oil prices, an increase in the University of Michigan's U.S. consumer sentiment index, positive corporate earnings and speculation that the weak value of the U.S. dollar would attract foreign buyers to U.S. exports.

> Additional Fund gains resulted in the metals markets from long futures positions in precious and base metals. The steep drop in the value of the U.S. dollar contributed to a significant rise in gold and silver prices as demand for "safe haven" assets increased. Additional gains were recorded from long futures positions in base metals, as prices strengthened due to weakness in the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The majority of Fund losses for the month originated in the energy sector primarily from long futures positions in crude oil and its related products as prices finished lower amid news of rising oil inventories and an increase in supply as production in the Gulf of Mexico, Norway, and Nigeria returned to normal. Additional sector losses resulted from long futures positions in natural gas as prices reversed sharply lower in response to growing reserves and seasonally moderate temperatures.
> Losses also occurred in the agricultural markets from short futures positions in sugar as prices advanced, boosted by technically-based buying.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

      [The following data represents a bar graph in the printed document]

                   MONTH ENDED NOVEMBER 30, 2004     YTD ENDED NOVEMBER 30, 2004

Currencies                      7.24                             1.35
Interest Rates                 -0.54                            -2.75
Stock Indices                   1.15                            -2.41
Energies                        -0.7                             4.64
Metals                          1.07                              2.1
Agriculturals                   0.65                             1.58

       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Trading within the currency markets resulted in gains as long positions in a variety of foreign currencies versus the U.S. dollar profited from a declining U.S. dollar trend. Following the victory of President Bush in the U.S. Presidential Election, the value of the U.S. dollar declined as investors concluded that the Republican Administration was unlikely to strengthen the U.S. dollar through currency market interventions. The U.S. dollar weakened further as the market digested details concerning the U.S. trade and budget deficits.

> Within the global equity index sector, gains resulted from long positions in U.S. and Asian stock index futures as prices finished the month higher following a victory by President Bush in the U.S. Presidential Election. Prices continued to advance in response to a decline in oil prices, an increase in consumer sentiment and positive corporate earnings.

> Additional gains resulted in the metals markets from long futures positions in precious and base metals. The steep drop in the value of the U.S. dollar contributed to the significant rise in gold and silver prices as demand for "safe haven" assets increased. Additional gains were recorded from long futures positions in base metals as prices strengthened due to weakness in the U.S. dollar.

> Gains in the agricultural markets stemmed from long futures positions in coffee, which benefited as prices strengthened due to technically-based buying and news of reduced exports from Brazil.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Fund losses for the month were incurred in the energy sector primarily from long futures positions in natural gas as prices reversed sharply lower in response to growing reserves and seasonally moderate temperatures. Additional losses resulted from long futures positions in crude oil and its related products as prices finished lower amid news of an increase in supply.

> Smaller losses occurred in the global interest rate sector from long positions in U.S. interest rate futures primarily during the first week of the month as bond prices retreated sharply following a better-than-anticipated U.S. government report on job.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

      [The following data represents a bar graph in the printed document]

                   MONTH ENDED NOVEMBER 30, 2004     YTD ENDED NOVEMBER 30, 2004

Currencies                      1.18                             0.24
Interest Rates                  0.17                             0.66
Stock Indices                   0.15                            -2.54
Energies                       -1.55                            -0.58
Metals                          1.35                             3.88
Agriculturals                   0.43                             8.36

       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains achieved in the metals markets resulted from long futures positions in precious and base metals. The steep drop in the value of the U.S. dollar contributed to the significant rise in gold and silver prices as demand for "safe haven" assets increased. Additional gains were recorded from long futures positions in base metals as prices strengthened due to weakness in the U.S. dollar.

> Trading within the currency markets also generated gains as long positions in a variety of foreign currencies versus the U.S. dollar profited from a declining U.S. dollar trend. Following the victory of President Bush in the U.S. Presidential Election, the value of the U.S. dollar declined as investors concluded that the Republican Administration was unlikely to strengthen the U.S. dollar through currency market interventions. The U.S. dollar weakened further as the market digested details concerning the U.S. trade and budget deficits.

> Gains in the agricultural markets stemmed from long futures positions in coffee and sugar as prices for both commodities strengthened due to technically-based buying. News of reduced coffee exports from Brazil provided an additional boost to coffee prices.

> In the global interest rate markets, long positions in European interest rate futures generated gains as prices strengthened amid heightened economic concerns prompted by weak economic data out of France and Germany. Another contributing factor was the advancing euro caused by growing demand for euro denominated investments. Additional gains were recorded from long positions in Australian interest rate futures as prices increased in response to the stronger Australian dollar.

> Within the global equity index sector, gains resulted from long positions in U.S. stock index futures as prices finished the month higher following a victory by President Bush in the U.S. Presidential Election. Prices continued to advance in response to a decline in oil prices, an increase in consumer sentiment, positive corporate earnings and the weak value of the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Fund losses for the month were incurred in the energy sector primarily from long positions in crude oil and its related products as prices finished lower amid news of an increase in supply. Additional sector losses resulted from long positions in natural gas as prices reversed sharply lower in response to growing reserves and seasonally moderate temperatures.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

      [The following data represents a bar graph in the printed document]

                   MONTH ENDED NOVEMBER 30, 2004     YTD ENDED NOVEMBER 30, 2004

Currencies                      7.62                            -0.05
Interest Rates                  2.16                             8.58
Stock Indices                   1.83                            -3.48
Energies                       -1.16                            12.16
Metals                          1.58                             0.71
Agriculturals                    1.2                            -1.73

       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Trading within the currency markets resulted in gains as long positions in a variety of foreign currencies versus the U.S. dollar profited from a declining U.S. dollar trend. Following the victory by President Bush in the U.S. Presidential Election, the value of the U.S. dollar declined as investors concluded that the Republican Administration was unlikely to strengthen the U.S. dollar through currency market interventions. The U.S. dollar weakened further as the market digested details concerning the staggering U.S. trade and budget deficits.

> In the global interest rate markets, long positions in European interest rate futures generated gains as prices strengthened amid heightened economic concerns prompted by weak economic data out of France and Germany. Another contributing factor was the advancing euro caused by growing demand for euro denominated investments. Additional gains were recorded from long positions in Japanese and Australian interest rate futures as prices in these markets also increased amid intense demand for local-currency denominated investments.

> Within the global equity index sector, gains resulted from long positions in U.S. and European stock index futures as prices finished the month higher following a victory by President Bush in the U.S. Presidential Election. Prices continued to advance in response to a decline in oil prices, an increase in consumer sentiment and positive corporate earnings. Smaller profits were recorded from long positions in Australian equity index futures as prices trended higher on strong economic data out of Australia.

> Additional gains resulted in the metals markets from long futures positions in precious and base metals. The steep drop in the value of the U.S. dollar contributed to the significant rise in gold and silver prices as demand for "safe haven" assets increased. Long futures positions in base metals recorded gains as prices strengthened due to weakness in the U.S. dollar.

> Finally, gains were recorded in the agricultural markets from long positions in lean hogs futures as prices moved higher amid increased export demand. Long futures positions in coffee and sugar also supplied profits as prices strengthened due to technically-based buying. News of reduced coffee exports from Brazil provided an additional boost to coffee prices. Gains were also experienced from short futures positions in wheat and corn as prices continued to trend lower.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses for the month were incurred in the energy sector primarily from long positions in natural gas as prices reversed sharply lower in response to growing reserves and seasonally moderate temperatures. Additional sector losses resulted from long futures positions in crude oil and its related products as prices finished lower amid news of an increase in supply.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2004 (UNAUDITED)

                                              MORGAN STANLEY                     MORGAN STANLEY
                                             SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                     ---------------------------------   --------------------------------
                                                       PERCENTAGE OF                      PERCENTAGE OF
                                                      NOVEMBER 1, 2004                   NOVEMBER 1, 2004
                                                          BEGINNING                          BEGINNING
                                      AMOUNT           NET ASSET VALUE   AMOUNT           NET ASSET VALUE
                                     ---------------------------------   --------------------------------
                                         $                   %               $                   %
REVENUES
Trading profit (loss):
   Realized                                  --             --            (956,263)            (1.97)
   Net change in unrealized          30,864,406             13.46        1,636,411              3.37
                                     ----------             -----        ---------             -----
     Total Trading Results           30,864,406             13.46          680,148              1.40
Interest income (Note 2)                248,617               .11           72,281               .15
                                     ----------             -----        ---------             -----
     Total Revenues                  31,113,023             13.57          752,429              1.55
                                     ----------             -----        ---------             -----

EXPENSES
Brokerage fees (Note 2)                 878,993               .38          186,046               .38
Management fees (Note 3)                382,170               .17           50,555               .11
                                     ----------             -----        ---------             -----
     Total Expenses                   1,261,163               .55          236,601               .49
                                     ----------             -----        ---------             -----
NET INCOME                           29,851,860             13.02          515,828              1.06
                                     ==========             =====        =========             =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED NOVEMBER 30, 2004 (UNAUDITED)

                                         MORGAN STANLEY                                   MORGAN STANLEY
                                        SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                            ------------------------------------------       -----------------------------------------
                                                                 PER                                             PER
                                 UNITS          AMOUNT           UNIT             UNITS          AMOUNT          UNIT
                            --------------   -----------         -----       -------------    ----------         -----
                                                   $               $                               $               $
Net Asset Value,
  November 1, 2004          18,393,694.367   229,302,531         12.47       3,385,461.128    48,534,061         14.34
Net Income                          --        29,851,860          1.62              --           515,828           .15
Redemptions                   (182,653.769)   (2,573,592)        14.09         (33,846.666)     (490,438)        14.49
Subscriptions                  452,491.373     6,375,603         14.09          41,280.521       598,155         14.49
                            --------------   -----------                     -------------    ----------
Net Asset Value,
  November 30, 2004         18,663,531.971   262,956,402         14.09       3,392,894.983    49,157,606         14.49
                            ==============   ===========         =====       =============    ==========         =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2004 (UNAUDITED)

                                          MORGAN STANLEY                     MORGAN STANLEY                    MORGAN STANLEY
                                          SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                   -------------------------------    ------------------------------    ----------------------------
                                                   PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                                  NOVEMBER 1, 2004                   NOVEMBER 1, 2004               NOVEMBER 1, 2004
                                                     BEGINNING                          BEGINNING                       BEGINNING
                                     AMOUNT       NET ASSET VALUE       AMOUNT       NET ASSET VALUE     AMOUNT      NET ASSET VALUE
                                   -------------------------------    -------------------------------   ----------------------------
                                       $                 %                $                 %               $               %
REVENUES
Trading profit (loss):
   Realized                         6,296,719           1.21           (119,715)           (.07)        47,008,942         6.99
   Net change in unrealized        41,266,536           7.91          4,028,882            2.32         42,070,796         6.25
                                   ----------           ----          ---------            ----         ----------        -----
     Total Trading Results         47,563,255           9.12          3,909,167            2.25         89,079,738        13.24
Interest income (Note 2)              621,329            .12            199,062             .11            794,221          .12
                                   ----------           ----          ---------            ----         ----------        -----
     Total Revenues                48,184,584           9.24          4,108,229            2.36         89,873,959        13.36
                                   ----------           ----          ---------            ----         ----------        -----

EXPENSES
Brokerage fees (Note 2)             3,150,548            .60          1,051,204             .60          4,064,695          .60
Management fees (Note 3)            1,232,076            .24            398,714             .23          1,433,688          .22
Incentive fees (Note 3)                    --             --            298,604             .17            228,683          .03
                                   ----------           ----          ---------            ----         ----------        -----
     Total Expenses                 4,382,624            .84          1,748,522            1.00          5,727,066          .85
                                   ----------           ----          ---------            ----         ----------        -----
NET INCOME                         43,801,960           8.40          2,359,707            1.36         84,146,893        12.51
                                   ==========           ====          =========            ====         ==========        =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2004 (UNAUDITED)

                                            MORGAN STANLEY                                     MORGAN STANLEY
                                            SPECTRUM SELECT                                  SPECTRUM STRATEGIC
                              ------------------------------------------        -------------------------------------------
                                                                   PER                                               PER
                                  UNITS            AMOUNT          UNIT             UNITS            AMOUNT          UNIT
                              --------------     -----------       -----        --------------     -----------       -----
                                                      $              $                                  $              $
Net Asset Value,
  November 1, 2004            19,710,740.274     521,470,036       26.46        12,179,148.336     173,992,414       14.29
Net Income                            --          43,801,960        2.22                --           2,359,707         .19
Redemptions                     (149,987.856)     (4,301,652)      28.68          (103,017.004)     (1,491,686)      14.48
Subscriptions                    459,143.122      13,168,219       28.68           278,409.739       4,031,372       14.48
                              --------------     -----------                    --------------     -----------
Net Asset Value,
  November 30, 2004           20,019,895.540     574,138,563       28.68        12,354,541.071     178,891,807       14.48
                              ==============     ===========       =====        ==============     ===========       =====

                                                MORGAN STANLEY
                                              SPECTRUM TECHNICAL
                              --------------------------------------------
                                                                     PER
                                   UNITS           AMOUNT            UNIT
                              --------------    ------------        -----
                                                     $                $
Net Asset Value,
  November 1, 2004            32,110,134.556     672,777,074        20.95
Net Income                            --          84,146,893         2.62
Redemptions                     (295,454.101)     (6,963,853)       23.57
Subscriptions                    695,064.304      16,382,666        23.57
                              --------------    ------------
Net Asset Value,
  November 30, 2004           32,509,744.759     766,342,780        23.57
                              ==============     ===========        =====



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited part-

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

ners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
   John W. Henry & Company, Inc. ("JWH")
   Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
   SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
   EMC Capital Management, Inc. ("EMC")
   Northfield Trading L.P. ("Northfield")
   Rabar Market Research, Inc. ("Rabar")
   Sunrise Capital Management, Inc. ("Sunrise")
   Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
   Blenheim Capital Management, L.L.C. ("Blenheim")
   Eclipse Capital Management, Inc. ("Eclipse")
   FX Concepts ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
   Campbell & Company, Inc. ("Campbell")
   Chesapeake Capital Corporation ("Chesapeake")
   John W. Henry & Company, Inc.
   Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                                               Demeter Management Corporation
                                               330 Madison Avenue, 8th Floor
                                               New York, NY 10017




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